Exhibit 99.1

Press Release	June 15, 2020

Cerence Announces the Successful Completion of Its Debt Refinancing

BURLINGTON, Mass., June 15, 2020 – Cerence Inc. (NASDAQ: CRNC), AI for a world in motion, today announced that the Company has successfully completed the refinancing of its senior secured term loan B and revolving credit facility through a combination of proceeds from the recent sale of $175 million 3% convertible senior notes due 2025 and a new $125 million senior secured term loan A credit facility. The Company expects to realize significant interest savings as a result of the successful completion of its debt refinancing.

On a pro forma basis, assuming the same level of indebtedness of $270 million, the Company would have saved approximately $5.7 million in cash interest expense during the first six months of fiscal year 2020 (or approximately $11.5 million on an annualized basis), had the convertible senior notes and the term loan A facility been in effect at the start of the fiscal year. This translates into a 53% savings on the Company’s before-tax cash interest expense, and a 16% accretion to the non-GAAP net income. Please see the financial table in this document for more detailed information.

The $175 million convertible senior notes offering was completed on May 29, 2020, while the $125 million term loan A credit facility was closed on June 12, 2020. The term loan A credit facility includes a term loan in an aggregate principal amount of $125 million and a $50 million revolving credit facility, each accruing interest at a rate of LIBOR plus a spread that ranges from 2.50% to 3.50%, resulting in a current interest rate of 3.50% compared to the term loan B credit facility current interest rate of 7.00%.

Mark Gallenberger, Cerence’s Chief Financial Officer commented, “I am very pleased with the successful completion of our refinancing efforts, and the proceeds from the convertible offering and the term loan A have already been used to pay down the entire remaining balance of the term loan B thus resulting in immediate significant interest expense savings on a go forward basis. The remaining proceeds after the pay down of the term loan B credit facility will be used for general corporate purposes.”

About Cerence Inc.

Cerence is the global industry leader in creating unique, moving experiences for the automotive world. As an innovation partner to the world’s leading automakers, it is helping transform how a car feels, responds and learns. Its track record is built on more than 20 years of knowledge and more than 325 million cars on the road today. Whether it’s connected cars, autonomous driving or e-vehicles, Cerence is mapping the road ahead. For more information, visit www.cerence.com.

Cerence. All rights reserved

Press Release	June 15, 2020

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to: the intended use of the proceeds from the Term Loan B and interest rate savings. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “intends” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although Cerence believes the forward-looking statements included in this press release are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements, including but not limited to: risks related to the intended use of the proceeds from the Term Loan B, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally and the global pandemic resulting from the novel coronavirus known as COVID-19. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Cerence’s business and financial results, please review the “Risk Factors” described in Cerence’s Annual Report on Form 10-K for the year ended September 30, 2019 and Cerence’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in Cerence’s other filings with the SEC. Except as may be required by law, Cerence disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Investor Contact Information

Rich Yerganian

Vice President of Investor Relations

Cerence Inc.

Tel: 617-987-4799

Email: richard.yerganian@cerence.com

Cerence. All rights reserved

Press Release	June 15, 2020

CERENCE INC.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(unaudited - in thousands)

	Six Months Ended March 31,
	2020
	Actual	Adjustment	Pro Forma
GAAP net income	$733	$5,761	$6,494
Amortization of intangible assets	10,601		10,601
Stock-based compensation	15,529		15,529
Restructuring and other costs, net	10,424		10,424
Acquisition-related costs	—		—
Non-cash interest expense	2,646	(1,553)	1,093
Income tax impact of Non-GAAP adjustments	(13,449)	(11)	(13,460)

Non-GAAP net income	$26,484		$30,681

Cerence. All rights reserved